Exhibit 3.1
RESTATED CERTIFICATE OF INCORPORATION
OF
DANA HOLDING CORPORATION
     The undersigned, Rodney R. Filcek, being the sole incorporator of Dana Holding Corporation, a Delaware corporation (the “Corporation”), does hereby certify that:
     1. The present name of the Corporation is Dana Holding Corporation.
     2. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 7, 2007.
     3. The Corporation has not received any payment for any of its stock.
     4. This Restated Certificate of Incorporation was duly adopted in accordance with Sections 241 and 245 of the General Corporation Law of the State of Delaware.
     6. The Amended and Restated Certificate of Incorporation of the Corporation shall read as follows:
ARTICLE I
     The name of the corporation is Dana Holding Corporation (the “Company”).
ARTICLE II
     The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Company’s registered agent at such address is The Corporation Trust Company.
ARTICLE III
     The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).
ARTICLE IV
     Section 1. Authorized Capital Stock. The total number of shares of capital stock that the Company is authorized to issue is 500,000,000 shares, consisting of (i) 450,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), and (ii) 50,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”), of which 2,500,000 shares of Preferred Stock will be Series A Preferred Stock and 5,400,000 shares of Preferred Stock will be Series B Preferred Stock, each on the terms set forth on Exhibit A attached hereto, which is incorporated herein by this reference. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of outstanding Voting Stock entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.
     Section 2. Preferred Stock. The Preferred Stock may be issued in one or more additional series. The Board of Directors of the Company (the “Board”) is hereby authorized, by resolution or resolutions thereof, to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, powers, preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of such series. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:
     (a) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;
     (b) the voting powers, if any, and whether such voting powers are full or limited in such series;
     (c) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;
     (d) whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates, conditions and preferences of dividends on such series;
     (e) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;
     (f) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Company, at such price or prices or at such rate or rates of exchange and with such adjustments applicable thereto;
     (g) the right, if any, to subscribe for or to purchase any securities of the Company;
     (h) the provisions, if any, of a sinking fund applicable to such series; and
     (i) any other designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof;
all as may be determined from time to time by the Board and stated or expressed in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a “Preferred Stock Designation”). Notwithstanding the foregoing, the Company shall be prohibited from issuing non-voting equity securities to the extent, and only to the extent, required by Section 1123(a)(6) of the United States Bankruptcy Reform Act of 1978, as codified in Title 11 of the United States Code, 11 U.S.C. Sections 101-1330, as in effect on the date hereof.

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     Section 3. Common Stock. Subject to the rights, if any, of the holders of any series of Preferred Stock to vote as a class without any other vote, the holders of Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting. Except as may be provided in a Preferred Stock Designation, to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.
ARTICLE V
     The name and mailing address of the sole incorporator of the Company is: Rodney A. Filcek, 4500 Dorr Street, Toledo, Ohio 43615.
ARTICLE VI
     The Board may make, adopt, amend, and repeal the Bylaws of the Company (the “Bylaws”). Notwithstanding anything contained in this Certificate of Incorporation or the Bylaws to the contrary, Bylaws 3, 6, 8, 12, 13, 14, 15, 18, 19 and 37 may not be amended or repealed by the stockholders, and no provision inconsistent therewith may be adopted by the stockholders, without the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding Voting Stock (as defined below), voting together as a single class. For the purposes of this Certificate of Incorporation, “Voting Stock” means capital stock of the Company of any class or series entitled to vote generally in the election of directors of the Company (each, a “Director”). Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66 2/3% of the Voting Stock, voting together as a single class, is required to amend or repeal, or to adopt any provision inconsistent with, this Article VI.
ARTICLE VII
     Section 1. Stockholder Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing of such stockholders; provided, however, that any action required or permitted to be taken, to the extent expressly permitted by any Preferred Stock Designation, by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Preferred Stock entitled to vote thereon were present and voted and shall be delivered to the Company by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which minutes

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of proceedings of stockholders are recorded. Delivery made to the Company’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by law, be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Company.
     Section 2. Business to be Conducted at Stockholder Meetings. At any annual meeting or special meeting of stockholders of the Company, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws.
     Section 3. Centerbridge Shareholders Agreement. (a) For so long as the Shareholders Agreement (the “Shareholders Agreement”) in the form attached to the First Amendment to Investment Agreement dated as of December 7, 2007, to be executed by and among the Company, Centerbridge Capital Partners, L.P. (“Centerbridge”), a Delaware limited partnership, Centerbridge Capital Partners Strategic, L.P., a Delaware limited partnership (“Strategic”), and Centerbridge Capital Partners SBS, L.P. a Delaware limited partnership (“SBS” and together with Centerbridge and Strategic, “Purchaser”) (as it may be amended from time to time as permitted hereunder, the “Shareholders Agreement”), is in effect, the affirmative vote of the holders of not less than a majority of the votes cast at a meeting of stockholders of the Company held for the purpose of voting thereon where a quorum is present but excluding for this purpose Voting Securities (as defined in the Shareholders Agreement) that are held by a Purchaser or any of their respective Affiliates (as defined in the Shareholders Agreement) will be required to amend or repeal, or to add any provision to the Shareholders Agreement that is inconsistent with, (i) Section 4.2 or the proviso to Section 4.1, of the Shareholders Agreement or (ii) this Section 3(a) or Section 3(d) of this Article VII.
     (b) For so long as the Shareholders Agreement is in effect, the affirmative vote of the holders of not less than a majority of the votes cast at a meeting of holders of Series B Preferred Stock held for the purpose of voting thereon where a quorum is present will be required to amend or repeal, or to add any provision to the Shareholders Agreement that is inconsistent with, (i) Article VI of the Shareholders Agreement (Preemptive Rights), unless such amendment, repeal or addition would affect only the rights of Series A Preferred under such Article VI, in which case no vote pursuant to this clause (b) will be required, or (ii) this Section 3(b) of this Article VII.
     (c) For so long as the Shareholders Agreement is in effect, the affirmative vote of the holders of not less than a majority of the votes cast at a meeting of holders of Series A Preferred Stock held for the purpose of voting thereon where a quorum is present will be required to amend or repeal, or to add any provision to the Shareholders Agreement that is inconsistent with, (i) Article VI of the Shareholders Agreement (Preemptive Rights), unless such amendment, repeal or addition would affect only the rights of Series B Preferred under such Article VI, in which case no vote pursuant to this clause (c) will be required, or (ii) this Section 3(c) of this Article VII.

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     (d) For so long as the Shareholders Agreement is in effect, the Shareholders Agreement may not be amended in any manner that is adverse to holders of Voting Stock other than the Purchaser and their Affiliates without the prior approval of a majority of the Directors who are not (i) Purchaser Designees (as defined in the Shareholders Agreement) or (ii) an employee of the Company, at a meeting of the Directors duly called and held for such purpose.
     Section 4. Certain Amendments. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding Voting Stock, voting together as a single class, will be required to amend or repeal, or adopt any provision inconsistent with, Section 1, 2 or 4 of this Article VII.
ARTICLE VIII
     Section 1. Number, Election and Terms of Directors. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, including without limitation Section 6(c) of the Certificate of Designations for the Series A Preferred Stock and the Series B Preferred Stock, the number of Directors comprising the Board will not be less than three nor more than 15 and will be fixed from time to time in the manner provided in the Bylaws. Directors will be elected at each annual meeting of stockholders, and each Director will hold office until the next annual meeting of stockholders and until such Director’s successor has been duly elected and qualified or until such Director’s earlier resignation, disqualification, removal or death. Election of Directors need not be by written ballot unless requested by the Chairman of the Board or by the holders of a majority of the Voting Stock present in person or represented by proxy at a meeting of the stockholders at which Directors are to be elected, or as otherwise provided in the Bylaws. If authorized by the Board, such requirement of written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder.
     Section 2. Nomination of Director Candidates. Advance notice of stockholder nominations for the election of Directors must be given in the manner provided in the Bylaws.
     Section 3. Newly Created Directorships and Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the authorized number of Directors and any vacancies on the Board resulting from resignation, disqualification, removal, death or other cause will be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director. Any Director elected in accordance with the preceding sentence will hold office until such Director’s successor has been duly elected and qualified, or until such Director’s earlier resignation, disqualification, removal or death. No decrease in the number of Directors constituting the Board may shorten the term of any Director.
     Section 4. Removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, any Director may be removed from office by the stockholders with or without cause

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and only in the manner provided in this Article VIII, Section 4. At any annual meeting or special meeting of the stockholders, the notice of which states that the removal of a Director or Directors is among the purposes of the meeting, the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding Voting Stock, voting together as a single class, may remove such Director or Directors.
     Section 5. Amendment, Repeal, Etc. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding Voting Stock, voting together as a single class, is required to amend or repeal, or adopt any provision inconsistent with, this Article VIII.
ARTICLE IX
     No Director will be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a Director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any repeal or modification of this Article IX will not adversely affect any right or protection of a Director existing prior to such repeal or modification.
ARTICLE X
     Section 1. Right to Indemnification. Each person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that the person is or was a Director or an officer of the Company, or such person, whether or not a Director or officer of the Company, is or was serving at the request of the Company as a director or officer of any other corporation, partnership, joint venture, trust or other enterprise, including, without limitation, any subsidiary or affiliate of the Company (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Company to the fullest extent permitted or required by the DGCL, as the same exists or may hereafter be amended, against all expenses (including attorneys’ fees), judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article X with respect to Proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.
     Section 2. Right to Advancement of Expenses. The right to indemnification conferred in Section 1 of this Article X shall include the right to be paid by the Company the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the DGCL so requires, an Advancement of Expenses shall be made only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such

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Indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the Advancement of Expenses conferred in Sections 1 and 2 of this Article X shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director or officer and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.
     Section 3. Right of Indemnitee to Bring Suit. If a claim under Section 1 or 2 of this Article X is not paid in full by the Company within 60 calendar days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit to the fullest extent permitted by law. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) any suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Company shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Company (including the Board, a Board committee, independent legal counsel or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including the Board, a Board committee, independent legal counsel or stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article X or otherwise shall be on the Company.
     Section 4. Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Company’s Certificate of Incorporation, Bylaws, any agreement, vote of stockholders or disinterested Directors or otherwise.
     Section 5. Insurance. The Company may maintain insurance, at its expense, to protect itself and any person who is or was a Director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the DGCL.

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     Section 6. Indemnification of Employees and Agents of the Company. The Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the Advancement of Expenses to any employee or agent of the Company to the fullest extent of the provisions of this Article X with respect to the indemnification and Advancement of Expenses of Directors and officers of the Company.
[Remainder of Page Intentionally Blank – Signature Page Follows]

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     IN WITNESS WHEREOF, the undersigned, being the sole incorporator of the Company named above, does hereby execute this Restated Certificate of Incorporation as of the 25th day of January, 2008.

/s/ Rodney R. Filcek
Rodney R. Filcek, Sole Incorporator

Exhibit A
DANA HOLDING CORPORATION
TERMS OF
4.0% SERIES A CONVERTIBLE PREFERRED STOCK AND
4.0% SERIES B CONVERTIBLE PREFERRED STOCK
     The terms of the authorized 4.0% Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred”), and 4.0% Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred”), of Dana Holding Corporation, a corporation organized and existing under the State of Delaware (the “Corporation”), are as set forth below:
     1. Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation two new series of Preferred Stock designated as the Series A Preferred and the Series B Preferred. The number of shares constituting the Series A Preferred will be 2,500,000, and the number of shares constituting the Series B Preferred will be 5,400,000.
     2. Ranking. The Series A Preferred and Series B Preferred will, with respect to payment of dividends and to distributions in the event of the Corporation’s voluntary or involuntary liquidation, winding up or dissolution (a “Liquidation”), rank (i) senior to all classes of Common Stock and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation established hereafter by the Board, the terms of which do not expressly provide that such class or series ranks senior to, or on a parity with, the Series A Preferred and Series B Preferred as to dividend rights and rights on a Liquidation (collectively referred to as “Junior Stock”), (ii) on a parity with each class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation established hereafter by the Board, the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred and Series B Preferred as to dividend rights and rights on a Liquidation (collectively referred to as “Parity Stock”), and (iii) junior to each class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation established hereafter by the Board, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred or Series B Preferred as to dividend rights and rights on a Liquidation (“Senior Stock”). For the avoidance of doubt, the Series A Preferred and Series B Preferred will rank on a parity with each other as to dividend rights and rights on a Liquidation.
     3. Dividends. (a) So long as any shares of Series A Preferred or Series B Preferred are outstanding, the holders of such shares will be entitled to receive out of the Corporation’s assets legally available therefor, when, as and if declared by the Board, preferential dividends at a rate per annum equal to 4.0% (the “Dividend Rate”) on the then-effective Liquidation Preference per share for such share hereunder, payable in cash. Subject to Section 5(f), such dividends with respect to each share of Series A Preferred and Series B Preferred, as applicable, will be fully cumulative and will begin to accrue from the Issue Date of such share, whether or not such dividends are authorized or declared by the Board and whether or not in any Dividend Period or Dividend Periods there are assets of the Corporation legally available for the payment of such dividends.

     (b) Dividends on the shares of Series A Preferred and Series B Preferred will be payable quarterly in equal amounts (subject to Section 3(d) hereunder with respect to shorter periods, including the first such period with respect to newly issued shares of Series A Preferred or Series B Preferred) in arrears on each Dividend Payment Date, in preference to and in priority over dividends on any Junior Stock, commencing on the first Dividend Payment Date after the Issue Date of such share of Series A Preferred or Series B Preferred, as applicable. Subject to Section 3(f), such dividends will be paid to the holders of record of the shares of Series A Preferred and Series B Preferred, as applicable, as they appear at the close of business on the applicable Dividend Record Date. The amount payable as dividends on such Dividend Payment Date will be payable in cash, unless such payment is prohibited under statutory law.
     (c) All dividends paid with respect to shares of Series A Preferred and Series B Preferred pursuant to Section 3(a) will be paid pro rata to the holders thereof and will first be credited against the dividends accrued with respect to the earliest Dividend Period for which dividends have not been paid. Dividend payments will be aggregated per holder and will be made to the nearest cent (with $0.005 being rounded upward).
     (d) The amount of dividends payable per share of Series A Preferred and Series B Preferred for each full Dividend Period will be computed by dividing the annual dividend amount for such share by four. The amount of dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on a share of Series A Preferred or Series B Preferred, as applicable, will be computed on the basis of twelve 30-day months and a 360-day year. No interest will accrue or be payable in respect of unpaid dividends.
     (e) Any reference to “distribution” in this Section 3 will not be deemed to include any distribution made in connection with any Liquidation.
     (f) Notwithstanding any other provision hereof, in no event will a dividend payable under Section 3(a) be paid in respect of any share of Series A Preferred or Series B Preferred that has been converted prior to the applicable Dividend Payment Date pursuant to Section 5(b) or (c) if such dividend was included in the calculation of clause (i) of Section 5(b) or 5(c), as applicable.
     4. Liquidation Rights. (a) In the event of any Liquidation, the holders of shares of Series A Preferred and Series B Preferred then outstanding will be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus, earnings or otherwise, before any payment or declaration and setting apart for payment of any amount will be made in respect of any shares of Junior Stock, subject to the rights of holders of Senior Stock, if any, an amount with respect to each share of Series A Preferred and Series B Preferred outstanding equal to the then-effective Liquidation Preference per share for such shares, plus all declared or accrued and unpaid dividends in respect thereof to the date of final distribution. If upon any Liquidation, the assets to be distributed among the holders of Series A Preferred, Series B Preferred and Parity Stock, if any, are insufficient to permit the payment to such stockholders of the full preferential amounts thereof, then the entire assets of the Corporation to be distributed will be distributed ratably among the holders of Series A Preferred, Series B Preferred and Parity Stock, based on the full preferential amounts for the number of shares of Series A Preferred, Series B Preferred and Parity Stock held by each holder, subject to the rights of holders of Senior Stock, if any.
     (b) After payment to the holders of Series A Preferred and Series B Preferred of the amounts set forth in Section 4(a) hereof, such holders will not be entitled to any further participation in any distribution of the Corporation’s assets and the entire remaining assets and funds of the Corporation legally available for distribution, if any, will be distributed among the holders of any Capital Stock entitled to a preference over the Common Stock in accordance with the terms thereof and, thereafter, to the holders of Common Stock.
     (c) No funds are required to be set aside to protect the Liquidation Preference of the shares of Series A Preferred and Series B Preferred, although the applicable Liquidation Preference will be substantially in excess of the par value of the shares of Series A Preferred and Series B Preferred.
     (d) For purposes of this Section 4, neither a merger, consolidation, business combination, reorganization or recapitalization of the Corporation with or into any entity, nor a sale, lease or other disposition of all or substantially all of the assets of the Corporation and its subsidiaries (on a consolidated basis) will be deemed a Liquidation.
     5. Conversion. The Series A Preferred and Series B Preferred are convertible into shares of Common Stock as follows:
     (a) Conversion Price. The initial Conversion Price of each share of Series A Preferred and Series B Preferred will be determined as set forth in the definition of “Conversion Price” in Section 13 and the defined terms used therein. The Conversion Price will be subject to adjustment as provided in Section 5(h).
     (b) Optional Conversion Right. At any time after the six-month anniversary of the Original Issue Date, but subject to Section 8, at the option of the holder thereof, any share of Series A Preferred or Series B Preferred may be converted into such number of fully paid and non-assessable shares of Common Stock that is obtained by dividing (i) the then-effective Liquidation Preference plus all accrued but unpaid dividends under Section 3(a) for such share by (ii) the Conversion Price (as in effect on the Conversion Date).
     (c) Mandatory Conversion. If the Closing Sale Price of the Common Stock has exceeded an amount equal to 1.4 multiplied by the Distributable Market Equity Value Per Share (such product, rounded up to the nearest cent, and subject to equitable adjustment in the event of any stock dividends, splits, reverse splits, combinations, reclassifications and similar actions, the “Mandatory Conversion Trigger Price”), for at least 20 consecutive Trading Days commencing from or after the fifth anniversary of the Original Issue Date, then the Corporation may, at its option at any time after any such 20 consecutive Trading Day period, cause all but not less than all of the outstanding shares of Series A Preferred and Series B Preferred to convert into such number of fully paid and non-assessable shares of Common Stock that is obtained by dividing (i) the then-effective Liquidation Preference of such shares plus any accrued but unpaid dividends under Section 3(a) for such shares by (ii) the Conversion Price (as in effect on the Conversion Date).

     (d) Mechanics for Exercise of Conversion Rights. In order to exercise the optional conversion right provided for in Section 5(b), the holder of each share of Series A Preferred or Series B Preferred to be converted will (i) surrender the certificate representing such share, duly endorsed or assigned to the Corporation or in blank, to the office of the Transfer Agent or (ii) deliver written notice to the Corporation or the Transfer Agent that such certificate has been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates (the actions taken pursuant to clause (i) or (ii), a “Surrender”), accompanied, in either case, by written notice to the Corporation that the holder thereof elects to convert all or a specified whole number of shares of Series A Preferred or Series B Preferred, as applicable. Unless the shares of Common Stock issuable on conversion are to be issued in the same name as the name in which such shares of Series A Preferred or Series B Preferred, as applicable, are registered, each share Surrendered for conversion must be accompanied by instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the holder or such holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid). In the event the Corporation elects to exercise the mandatory conversion right provided for in Section 5(c), the Corporation will provide written notice of such exercise to the Transfer Agent and each holder of Series A Preferred and Series B Preferred specifying the date on which such conversion will be effective (the “Mandatory Conversion Notice”), which date must be no less than 90 days from the date on which such written notice is sent, and thereafter each holder of shares of Series A Preferred and Series B Preferred will Surrender its shares to the Corporation.
     (e) Delivery of Certificates and Conversion Date. As promptly as practicable, but in any event within five Business Days following the Conversion Date (in the case of a conversion pursuant to Section 5(b)) or within five Business Days following the date on which a holder of shares to be converted Surrenders such shares to the Corporation (in the case of a conversion pursuant to Section 5(c)), the Corporation will issue and deliver to, or upon the written order of, the holder a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such holder’s applicable shares of Series A Preferred or Series B Preferred in accordance with the provisions of this Section 5, and any fractional interest in respect of a share of Common Stock arising upon such conversion will be settled as provided in Section 5(g) hereof. In the event of a conversion pursuant to Section 5(b), upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series A Preferred or Series B Preferred Surrendered for conversion, the Corporation will also issue and deliver to, or upon the written order of, the holder of the certificate so Surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series A Preferred or Series B Preferred, as applicable, representing the unconverted portion of the certificate so Surrendered, which new certificate will entitle the holder thereof to the rights of the shares of Series A Preferred or Series B Preferred represented thereby to the same extent as if the certificate theretofore covering such unconverted shares had not been Surrendered for conversion. Each conversion will be deemed to have been effected as of the close of business on the date on which (i) in the case of an optional conversion pursuant to Section 5(b), the certificates for Series A Preferred or Series B Preferred are Surrendered and such notice and payment of all required transfer taxes and dividends received by the Corporation as aforesaid, or (ii) in the case of a mandatory conversion pursuant to Section 5(c), the date specified in the Mandatory Conversion Notice (the “Conversion Date”). On the Conversion Date, all rights with respect to the shares of Series A Preferred or Series B Preferred so converted, including the rights, if any, to receive notices, will terminate except only the rights of holders thereof to receive the physical certificates contemplated by this Section 5(e) and cash in lieu of any fractional share as provided in Section 5(g), and the Person entitled to receive the shares of Common Stock will be treated for all purposes as having become the record holder of such shares (even if certificates for such shares of Common Stock have not yet been issued).
     (f) If conversion rights are exercised with respect to shares of Series A Preferred or Series B Preferred under Section 5(b) or (c), such shares will cease to accrue dividends pursuant to Section 3(a) as of the end of day immediately preceding the Conversion Date.
     (g) No Fractional Shares. No fractional shares or scrip representing fractions of shares of Common Stock will be issued upon conversion of shares of Series A Preferred or Series B Preferred. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of such shares, the Corporation will pay to the holder of such shares an amount in cash based upon the Current Market Price of Common Stock on the Trading Day immediately preceding the Conversion Date. If more than one share is Surrendered for conversion pursuant to this Section 5 at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof will be computed on the basis of the aggregate number of shares so Surrendered.
     (h) Conversion Price Adjustments. The Conversion Price is subject to adjustment from time to time as follows:
          (i) Stock Splits and Combinations. If, after the Original Issue Date, the Corporation (A) subdivides or splits its outstanding shares of Common Stock into a greater number of shares, (B) combines or reclassifies its outstanding shares of Common Stock into a smaller number of shares, or (C) issues any Capital Stock of the Corporation by reclassification of its Common Stock, then the Conversion Price in effect immediately prior to such event will be adjusted so that the holder of any share of Series A Preferred or Series B Preferred thereafter Surrendered for conversion will be entitled to receive the number of such securities that such holder would have owned or have been entitled to receive after the occurrence of any of the events described above as if such share had been converted immediately prior to the effective date of such subdivision, combination or reclassification or the record date therefor, whichever is earlier. An adjustment made pursuant to this Section 5(h)(i) will become effective at the close of business on the effective date of such corporate action. Such adjustment will be made successively wherever any event listed above occurs.
          (ii) Dividends/Distributions of Common Stock. If, after the Original Issue Date, the Corporation fixes a record date for or pays a dividend or makes a distribution in shares of Common Stock on any class of Capital Stock of the Corporation, other than dividends or distributions of shares of Common Stock or other securities with respect to which adjustments are provided in Section 5(h)(i), then the Conversion Price in effect at the close of business on the record date therefor will be adjusted to equal the price determined by multiplying (A) such Conversion Price by (B) a fraction, the numerator of which will be the number of shares of Common Stock Outstanding at the close of business on the record date and the denominator of which will be the sum of (1) the number of shares of Common Stock Outstanding at the close of business on the record date and (2) the number of shares of Common Stock constituting such dividend or distribution. An adjustment made pursuant to this Section 5(h)(ii) will become effective immediately after the close of business on such record date (except as provided in Section 5(h)(iv)(F) hereof). Such adjustment will be made successively wherever any event listed above occurs.
          (iii) Certain Issuances of Common Stock and Common Stock Derivatives. If, after the Original Issue Date, the Corporation issues or sells shares of Common Stock or any Common Stock Derivative without consideration or at a consideration per share of Common Stock (or having a conversion, exercise or exchange price per share of Common Stock, in the case of a Common Stock Derivative), calculated by including the aggregate proceeds to the Corporation upon issuance and any additional consideration payable to the Corporation upon and in respect of any such conversion, exchange or exercise, that is less than the Conversion Price in effect at the close of business on the day immediately preceding such issuance, then the maximum number of shares of Common Stock issuable upon conversion, exchange or exercise of such Common Stock Derivatives, as applicable, will be deemed to have been issued as of such issuance and such Conversion Price will be decreased, effective as of the time of such issuance, to equal the price determined by multiplying (A) such Conversion Price by (B) a fraction, the numerator of which will be the sum of (1) the number of shares of Common Stock Outstanding immediately prior to such issuance and (2) the number of shares which the aggregate proceeds to the Corporation from such issuance (including any additional consideration per share of Common Stock payable to the Corporation upon any such conversion, exchange or exercise) would purchase at such Conversion Price, and the denominator of which will be the sum of (1) the number of shares of Common Stock Outstanding immediately prior to such issuance and (2) the number of additional shares of Common Stock issued or subject to issuance upon the conversion, exchange or exercise of such Common Stock Derivatives issued. In the event that any portion of such consideration is in a form other than cash, the Fair Market Value of such noncash consideration will be used. Notwithstanding any provision hereof to the contrary, this Section 5(h)(iii) will not apply to any issuance of Common Stock in any manner described in Section 5(h)(i) and (ii). Such adjustment will be made successively wherever any event listed above occurs.
          (iv) Additional Conversion Matters.
               (A) Minor Adjustments and Calculations. No adjustment in the Conversion Price pursuant to any provision of this Section 5(h) will be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this Section 5(h)(iv)(A) are not required to be made will be carried forward and taken into account in any subsequent adjustments until made. All calculations under this Section 5(h) will be made to the nearest cent (with $0.005 being rounded upward).
               (B) Exceptions to Adjustment Provisions. The provisions of this Section 5(h) will not be applicable to (1) any issuance for which an adjustment to the Conversion Price is provided under any other subclause of this Section 5(h), (2) any issuance of shares of Common Stock upon actual exercise, exchange or conversion of any Common Stock Derivative if the Conversion Price was fully and properly adjusted at the time such securities were issued or if no such adjustment was required hereunder at the time such securities were issued, (3) the issuance of additional shares of Series A Preferred or Series B Preferred at a per share price equal to or greater than the applicable Liquidation Preference or the issuance of shares of Common Stock upon conversion of outstanding shares of Series A Preferred or Series B Preferred, (4) the issuance of Common Stock Derivatives or shares of Common Stock to employees, directors or consultants of the Corporation or its subsidiaries pursuant to management or director incentive plans or stock compensation plans as in effect on or prior to the Original Issue Date or approved by the affirmative vote of a majority of the Board after the Original Issue Date, including any employment, severance or consulting agreements, or the issuance of shares of Common Stock upon the exercise of such Common Stock Derivative, (5) the issuance of shares of Common Stock as consideration for an arm’s-length acquisition of a business or assets from a Third Party or Third Parties that is approved by holders of a majority of the Voting Stock (on an as-converted basis) in accordance with the requirements under the Charter and the Corporation’s By-Laws and applicable law, or (6) the issuance of shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in Common Stock under such plan.
               (C) Board Adjustment to Conversion Price. Anything in this Section 5(h) to the contrary notwithstanding, the Corporation may, to the extent permitted by law, make such reductions in the Conversion Price, in addition to those required by this Section 5(h), as the Board in its good faith discretion determines to be necessary in order that any subdivision of shares, reclassification or combination of shares, distribution of Common Stock Derivatives, or a distribution of other assets (other than cash dividends) hereafter made by the Corporation to its stockholders will not be taxable. Whenever the Conversion Price is so decreased, the Corporation will mail to holders of record of shares of Series A Preferred and Series B Preferred a notice of the decrease at least 5 days before the date the decreased Conversion Price takes effect, and such notice will state the decreased Conversion Price and the period it will be in effect.
               (D) Other Capital Stock. In the event that, at any time as a result of the provisions of this Section 5(h), a holder of shares of Series A Preferred or Series B Preferred becomes entitled to receive any shares of Capital Stock of the Corporation other than Common Stock upon subsequent conversion, the number of such other shares so receivable upon conversion will thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.
               (E) Effect of Adjustment. In the event that, at any time after the Original Issue Date, any adjustment is made to the Conversion Price pursuant to this Section 5, such adjustment to the Conversion Price will be applicable with respect to all then outstanding shares of Series A Preferred and Series B Preferred and all shares of Series A Preferred or Series B Preferred issued after the date of the event causing such adjustment to the Conversion Price.
               (F) Adjustment Deferral. In any case in which Section 5(h) provides that an adjustment becomes effective from and after a record date for an event, the Corporation may defer until the occurrence of such event (1) issuing to the holder of any shares of Series A Preferred or Series B Preferred converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (2) paying to such holder any amount of cash in lieu of any fraction pursuant to Section 5(g).
               (G) Other Limits on Adjustment. There will be no adjustment of the Conversion Price in the event of the issuance of any shares of the Corporation in a reorganization, acquisition or other similar transaction, except as specifically set forth in this Section 5.
               (H) Abandoned Events and Expired Common Stock Derivatives. If the Corporation takes a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and thereafter and before the distribution to stockholders legally abandons its plan to pay or deliver such dividend or distribution, then thereafter any adjustment in the Conversion Price granted by this Section 5(h) will, as and if necessary, be readjusted at the time of such abandonment to the Conversion Price that would have been in effect if no adjustment had been made (taking proper account of all other conversion adjustments under this Section 5(h)); provided, however, that such readjustment will not affect the Conversion Price of any shares of Series A Preferred or Series B Preferred that have been converted prior to such abandonment. If any Common Stock Derivatives referred to in this Section 5(h) in respect of which an adjustment has been made expire unexercised in whole or in part after the same have been distributed or issued by the Corporation, the Conversion Price will be readjusted at the time of such expiration to the Conversion Price that would have been in effect if no adjustment had been made on account of the distribution or issuance of such expired Common Stock Derivatives (taking proper account of all other conversion adjustments under this Section 5(h)); provided, however, that such readjustment will not affect the Conversion Price of any shares of Series A Preferred or Series B Preferred that have been converted prior to such expiration.
               (I) Participation in Dividends. Notwithstanding anything herein to the contrary, no adjustment to the Conversion Price will be made under Section 5(h)(ii) to the extent that the holders of Series A Preferred or Series B Preferred, as applicable, participate in any such distribution on an as-converted basis based on the number of shares of Common Stock into which such shares are then convertible.
               (J) Pre-Conversion Price Determination Time Events. No adjustment will be made to the Conversion Price for events occurring prior to the determination of the Conversion Price in accordance with Section 5(a) (the “Conversion Price Determination Time”), whether or not they would otherwise result in an adjustment to the Conversion Price pursuant to this Section 5(h); provided, however, that the Corporation will not take any actions that, but for this Section 5(h)(iv)(J), would have resulted in an adjustment of the Conversion Price prior to the Conversion Price Determination Time pursuant to this Section 5(h) without the written consent of the Required Holders.
     (i) Fundamental Changes. In the event that any transaction or event (including, without limitation, any merger, consolidation, sale of assets, tender or exchange offer, reclassification, compulsory share exchange or liquidation) occurs in which all or substantially all of the outstanding Common Stock is converted into or exchanged for stock, other securities, cash or assets (each, a “Fundamental Change”), the holder of each share of Series A Preferred and each share of Series B Preferred outstanding immediately prior to the occurrence of such Fundamental Change which remains outstanding thereafter, if any, will have the right upon any subsequent conversion to receive (but only out of legally available funds, to the extent required by applicable law) the kind and amount of stock, other securities, cash and assets that such holder would have received if such share had been converted immediately prior thereto (assuming such holder failed to exercise his rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such Fundamental Change). Such adjustment will be made successively whenever any event listed above occurs. No adjustment will be made pursuant to Section 5(i) in respect of any Fundamental Change as to which an adjustment to the Conversion Price was made pursuant to Section 5(h).
     (j) Notice of Certain Events. If, subject to the limitations set forth in Section 3 hereof:
          (i) the Corporation declares (A) any dividend (or any other distribution) on Common Stock, other than a dividend payable in shares of Common Stock, or (B) any extraordinary dividend or distribution on any Junior Stock (excluding any regularly scheduled dividends paid in accordance with the terms thereof);
          (ii) there is any recapitalization or reclassification of the Common Stock (other than an event to which Section 5(h) hereof applies) or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or a share exchange or self-tender offer by the Corporation for all or substantially all of its outstanding Common Stock or the sale or transfer of all or substantially all of the assets of the Corporation as an entirety or any compulsory share exchange affecting the Common Stock; or
          (iii) there occurs a Liquidation;
then the Corporation will cause to be filed with the Transfer Agent and will cause to be mailed to the holders of the outstanding shares of Series A Preferred and Series B Preferred at the addresses of such holders as shown on the stock books of the Corporation, as promptly as possible, but at least ten Business Days prior to the applicable date hereinafter specified and no later than when notice is first mailed or sent to the holders of Common Stock, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or grant, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or grant are to be determined or (B) the date on which such reclassification, consolidation, merger, share exchange, self-tender offer, sale, transfer or Liquidation is expected to become effective, and the date as of which it is expected that holders of Common Stock of record will be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, share exchange, self-tender offer, sale, transfer or Liquidation. Failure to give or receive such notice or any defect therein will not affect the legality of validity of the proceedings described in this Section 5.

     (k) Sufficient Shares of Common Stock. The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock, solely for the purpose of effecting conversion of the Series A Preferred and Series B Preferred, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series A Preferred and Series B Preferred not theretofore converted. For purposes of this Section 5(k), the number of shares of Common Stock that are deliverable upon the conversion of all such outstanding shares will be computed as if at the time of computation all such outstanding shares were held by a single holder.
     (l) Compliance with Laws. Prior to the delivery of any securities that the Corporation is obligated to deliver upon conversion of shares of Series A Preferred or Series B Preferred, the Corporation will use its best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.
     (m) Officer’s Certificate. As promptly as practicable following the Conversion Price Determination Time, the Corporation will promptly file with the Transfer Agent, and cause to be delivered to each holder of Series A Preferred and each holder of Series B Preferred, a certificate signed by the principal financial or accounting officer of the Corporation, setting forth the determination of the initial Conversion Price, the Distributable Market Equity Value Per Share and the Mandatory Conversion Trigger Price. Thereafter whenever the applicable Conversion Price is adjusted pursuant to this Section 5, the Corporation will promptly file with the Transfer Agent, and cause to be delivered to each holder of Series A Preferred and each holder of Series B Preferred, a certificate signed by the principal financial or accounting officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated (including a description of the basis of the determination of the Current Market Price and/or Fair Market Value, as applicable) and specifying the new applicable Conversion Price. In the event of a Fundamental Change pursuant to Section 5(i), such a certificate will be issued describing the amount and kind of stock, securities, property or assets or cash receivable upon conversion of the Series A Preferred and Series B Preferred after giving effect to the provisions of such Section 5(i).
     (n) Errors. The Board will have the power to resolve any ambiguity or correct any error in Section 5, and its action in doing so will be final and binding and conclusive.
     (o) No Increase. Notwithstanding anything herein to the contrary, the Conversion Price will in no event be increased pursuant to Section 5(h)(iii).
     6. Voting Rights. (a) General. Subject to the terms of the Shareholders Agreement, holders of shares of Series A Preferred and Series B Preferred will have one vote for each share of Common Stock into which such share of Series A Preferred or Series B Preferred, as applicable, could be converted at the Conversion Price at the record date for determination of the stockholders entitled to vote, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited by the Corporation. Except as required by law, by the terms of any agreement to which the Corporation and holders of Series A Preferred or Series B Preferred, as applicable, are a party or as otherwise set forth in this

Section 6, such holders will have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and will be entitled to vote, together with holders of Common Stock and not by classes, with respect to any and all matters upon which holders of Common Stock have the right to vote. Fractional votes by the holders of Series A Preferred and Series B Preferred will not be permitted, and any fractional voting rights (after aggregating all shares into which shares of Series A Preferred or Series B Preferred, as applicable, held by each holder could be converted) will be disregarded.
     (b) Without limiting Article III of the Shareholders Agreement, beginning with the Corporation’s first annual meeting of stockholders following the Original Issue Date, for as long as shares of Series A Preferred having an aggregate Series A Liquidation Preference of at least $125 million are owned by the Initial Series A Purchasers, the Board will consist of nine members, elected as follows:
          (i) The holders of shares of the Series A Preferred will be entitled, voting as a separate class, to elect three directors at each meeting of stockholders held for the purpose of electing directors, at least one of whom will be an Independent Director.
               (A) In case of any removal, either with or without cause, of a director elected by the holders of the shares of Series A Preferred, the holders of the shares of Series A Preferred will be entitled, voting as a separate class either by written consent or at a special meeting or next regular meeting, to elect a successor to hold office for the unexpired term of the director who has been removed.
               (B) (1) In case of such removal, an officer of the Corporation may call, and, upon written request of the Initial Series A Purchasers, addressed to the Secretary of the Corporation, will call a special meeting of the holders of shares of Series A Preferred. Such meeting will be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation, or, if none, at a place designated by the Board. Notwithstanding the provisions of this Section 6(b)(i)(B)(1), no such special meeting will be called during a period within the 120 days immediately preceding the date fixed for the next annual meeting of stockholders in which such case, the election of directors pursuant to Section 6(b)(i) will be held at such annual meeting of stockholders.
                      (2) At any meeting held for the purpose of electing directors at which the holders of shares of Series A Preferred voting separately as one class have the right to elect directors as provided herein, the presence in person or by proxy of the holders of more than 50% of the then-outstanding shares of the Series A Preferred will be required and will be sufficient to constitute a quorum of such class for the election of directors by such class.
          (ii) The remaining directors will be elected by holders of shares of Common Stock and any other class of Capital Stock entitled to vote in the election of directors (including the Series A Preferred and Series B Preferred) (together the “Voting Stock”), voting together as a single class at each meeting of stockholders held for the purpose of electing directors.

               (A) In case of any removal, either with or without cause, of a director elected by the holders of the Voting Stock, the holders of the shares of Voting Stock will be entitled, voting together as a class either by written consent or at a special meeting or next regular meeting, to elect a successor to hold office for the unexpired term of the director who has been removed.
               (B) (1) In case of such removal, an officer of the Corporation may call, and, upon written request of the holders of at least 25% of the outstanding shares of Voting Stock, addressed to the Secretary of the Corporation, will call a special meeting of the holders of Voting Stock. Such meeting will be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation, or, if none, at a place designated by the Board. Notwithstanding the provisions of this Section 6(b)(ii)(B)(1), no such special meeting will be called during a period within the 120 days immediately preceding the date fixed for the next annual meeting of stockholders in which such case, the election of directors pursuant to Section 6(b)(ii) will be held at such annual meeting of stockholders.
                      (2) At any meeting held for the purpose of electing directors at which the holders of Voting Stock voting together as one class have the right to elect directors as provided herein, the presence in person or by proxy of the holders of more than 50% of the then-outstanding shares of Voting Stock will be required and will be sufficient to constitute a quorum of such class for the election of directors by such class.
               (C) In case of any vacancy (other than by removal) in the office of a director elected by the holders of Voting Stock, the vacancy may only be filled by the remaining directors of the Board.
     (c) Election of Directors Upon Dividend Default. If at any time the equivalent of six quarterly dividends payable on the shares of Series A Preferred or Series B Preferred or any other class or series of Parity Stock are accrued and unpaid (whether or not consecutive and whether or not declared), then, immediately prior to the next annual meeting of stockholders or special meeting of stockholders, the total number of directors constituting the entire Board will automatically be increased by two and, in each case, the holders of all outstanding shares of Series A Preferred, Series B Preferred and any Parity Stock having similar voting rights then exercisable, voting separately as a single class without regard to series, will be entitled to elect at such meeting of the stockholders of the Corporation two directors to serve until all dividends accumulated and unpaid on any such voting shares have been paid. The term of office of all such directors will terminate immediately upon payment in full of all accrued but unpaid dividends and upon such termination the total number of directors constituting the entire Board will be reduced by two. Shares held by the Corporation or any entity controlled by the Corporation will have no vote in any such vote. Notwithstanding the foregoing, the number of directors to be elected pursuant to this Section 6(c) will be reduced to zero in the event that the holders of Series A Preferred are entitled to elect directors pursuant to Section 6(b)(i) at such time; provided, however, that such number will be increased back to two pursuant to this Section 6(c) effective immediately upon the termination of the right of the holders of Series A Preferred to elect directors pursuant to Section 6(b)(i) unless at such time all accumulated and unpaid dividends have been paid.

     (d) No holder of Series A Preferred or Series B Preferred may receive any compensation or remuneration of any kind (from the Corporation or from any other Person) in connection with the exercise or non-exercise of any voting or other rights under any provision of this Certificate.
     7. Preemptive Rights. Except as otherwise expressly provided in the Shareholders Agreement, no holder of any shares of Series A Preferred or Series B Preferred will have any preemptive right to acquire any shares of unissued Capital Stock of the Corporation, now or hereafter authorized, or any treasury shares or securities convertible into such shares or carrying a right to subscribe to or acquire such shares of capital stock.
     8. Transferability. (a) Subject to Section 8(c), during the six-month period following the Original Issue Date (the “Transfer Prohibition Period”), no holder of shares of Series A Preferred or Series B Preferred may (i) sell, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of in any way all or any part of an interest in (“Transfer”) such holder’s Series A Preferred or Series B Preferred, as applicable, or (ii) convert any such shares into Common Stock pursuant to Section 5; provided, however, that nothing in this Section 8(a) will prohibit a holder from Transferring Series A Preferred or Series B Preferred to a Permitted Transferee of such holder.
     (b) Subject to Section 8(c), during the 30-month period commencing immediately upon the end of the Transfer Prohibition Period, the Initial Series A Purchasers may not (i) Transfer to any Person or (ii) convert into shares of Common Stock pursuant to Section 5, shares of Series A Preferred having, collectively (calculated as the sum of all such Transfers and/or conversions during the Transfer Prohibition Period), an aggregate Series A Liquidation Preference (determined as of the time of Transfer and/or conversion) of more than $125 million; provided, however, that nothing in this Section 8(b) will prohibit the Initial Series A Purchasers from Transferring Series A Preferred to a Permitted Transferee of such holder (and such a Transfer will not be counted for purposes of this Section 8(b)).
     (c) The restrictions on Transfer set forth in Sections 8(a) and (b) will automatically terminate upon any (i) Bankruptcy Event relating to the Corporation, (ii) Company Sale to a Third Party, or (iii) underwritten public offering of any Common Stock for cash (other than in connection with an acquisition of assets, a company or a business by the Corporation or one of its subsidiaries in a transaction approved by the Board) pursuant to an effective registration statement (other than a registration statement on Form S-4 or S-8 or any similar form) filed under the Securities Act, unless the holders of Series A Preferred or Series B Preferred, as applicable, are given the opportunity to sell securities in such public offering on the basis of their Pro Rata Amounts.
     (d) Each certificate representing Series A Preferred or Series B Preferred issued to any holder will bear a legend on the face thereof substantially to the following effect (with such additions thereto or changes therein as the Corporation may be advised by counsel are required by law (the “Legend”)):
     “THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER RESTRICTIONS CONTAINED IN THE RESTATED

CERTIFICATE OF INCORPORATION RELATING TO SUCH SHARES, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. NO SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER ENCUMBRANCE ON OR DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH RESTATED CERTIFICATE OF INCORPORATION.”
     “THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THAT ACT OR ANY OTHER APPLICABLE LAW OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”
     The Legend will be removed by the Corporation by the delivery of substitute certificates without such Legend in the event of the termination of the restrictions contained in this Section 8 pursuant to the terms hereof; provided, however, that the second paragraph of such Legend will only be removed if at such time a legal opinion from counsel to the transferee is obtained to the effect that such legend is no longer required for purposes of applicable securities laws.
     (e) In the event of any purported Transfer not made in compliance with this Section 8, such purported Transfer will be void and of no effect and the Corporation will not give effect to such Transfer. The Corporation will be entitled to treat the prior owner as the holder of any such securities not Transferred in accordance with this Section 8.
     (f) In no event will any holder of Series A Preferred or Series B Preferred engage in any short sales of Common Stock, any transactions involving options (including exchange-traded options), puts, calls or other derivatives involving securities of the Corporation or any other transactions of any type that would have the effect of providing such holder with any other economic gain in the event of a decrease in the Current Market Price, unless such holder has entered into a market marker agreement with the Corporation (or its predecessor) and Centerbridge, in the form annexed to the Investment Agreement, dated as of July 26, 2007, by and among Centerbridge, CBP Parts Acquisition Co. LLC, a newly formed Delaware limited liability company, and the Corporation as Exhibit H.
     9. Deregistration. For as long as any shares of Series A Preferred or Series B Preferred are outstanding, the Corporation will not voluntarily take any action to deregister or suspend the registration of its Common Stock under Section 12 or 15 of the Exchange Act.
     10. No Reissuance. Shares of Series A Preferred or Series B Preferred that have been issued and reacquired in any manner, including shares purchased, redeemed, converted or exchanged, may not be reissued as shares of Series A Preferred or Series B Preferred and will (upon compliance with applicable law) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided, however, that so long as any shares of Series A Preferred or Series B Preferred are outstanding, any issuance of such shares must be in compliance with the terms hereof in respect of the applicable series of such shares. Upon any such reacquisitions, the number of shares of Series A Preferred or Series B Preferred, as applicable, authorized pursuant to the Charter and this Certificate will be reduced by the number of shares so acquired.
     11. Transfer Agent. The duly appointed Transfer Agent for the Series A Preferred and Series B Preferred will be Wells Fargo Bank, National Association, a national banking association, organized under the laws of the United States of America. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent as long as the Corporation will appoint a successor transfer agent who will accept such appointment prior to the effectiveness of such removal.
     12. Currency. All shares of Series A Preferred and Series B Preferred will be denominated in U.S. currency, and all payments and distributions thereon or with respect thereto will be made in U.S. currency. All references herein to “$” refer to the U.S. currency.
     13. Definitions. In additions to terms defined elsewhere in this Certificate, the following terms have the following meanings:
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. For purposes of this definition, the terms “control,” “controlling,” “controlled by” and “under common control with,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Bankruptcy Event” means the voluntary or involuntary commencement of a case or other proceeding against a Person seeking the liquidation, reorganization, debt arrangement, dissolution, winding up or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee or the like for such Person of all or substantially all of its assets, or any similar action with respect to such Person, whether judicial or non-judicial or under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts; provided, however, that in no event will a Bankruptcy Event be deemed to have occurred as a result of any internal corporate or other restructuring or reorganization of such Person.
     “Board” means the Board of Directors of the Corporation; where any consent, approval or action is required by the Board hereunder and the authority of the Board with respect to such consent, approval or action has been delegated to a committee of the Board, in accordance with applicable law, the consent, approval or action by such committee will satisfy such requirement for purposes hereof.
     “Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.
     “Capital Stock” means (a) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (b) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.

     “Centerbridge” means Centerbridge Capital Partners, L.P., a Delaware limited partnership.
     “Certificate” means this Certificate of Designation of 4.0% Series A Convertible Preferred Stock and 4.0% Series B Convertible Preferred Stock.
     “Charter” means the Corporation’s Restated Certificate of Incorporation, as it may be amended from time to time.
     “Closing Sale Price” when used with reference to shares of the Common Stock or other securities on any date, means the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the shares of Common Stock or other applicable security are not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Common Stock or other security are listed or admitted to trading or, if the shares of Common Stock or other security are not listed or admitted to trading on any national securities exchange, the average of the last quoted high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or such other system then in use, or, if on any such date the shares of Common Stock or other security are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock or other security, as selected by the Board (any such applicable exchange or market referred to above, the “Corporation’s Principal Exchange”).
     “Common Stock” means the common stock, par value $0.01 per share, of the Corporation and any shares or Capital Stock for or into which such common stock hereafter is exchanged, converted, reclassified or recapitalized by the Corporation or pursuant to an agreement to which the Corporation is a party.
     “Common Stock Derivative” means any option, right, warrant or security of the Corporation which is convertible into or exercisable or exchangeable for Common Stock of the Corporation.
     “Common Stock Outstanding” means all shares of Common Stock issued and outstanding as of the applicable time plus the number of shares issuable upon conversion or exercise of all outstanding Common Stock Derivatives (including the Series A Preferred and the Series B Preferred) as of the applicable time.
     “Company Sale” means any merger, consolidation, business combination, reorganization or recapitalization of the Corporation that results in the transfer of 50% or more of the outstanding voting power of the Corporation, any sale, lease or other disposition of all or substantially all of the assets of the Corporation and its subsidiaries (on a consolidated basis), or any other form of corporate reorganization in which 50% or more of the outstanding shares of any class or series of Capital Stock of the Corporation are exchanged for or converted into cash, securities or property of another business organization.

     “Conversion Price” means an amount equal to 0.83 (the “Discount Factor”) multiplied by the Distributable Market Equity Value Per Share (rounded up to the nearest cent).
     “Current Market Price” when used with reference to shares of Common Stock or other securities on any date, means the average of the Closing Sale Price for the 30 consecutive Trading Days immediately prior to such date; provided, however, (a) if on any such date no market maker is making a market in the Common Stock or such other security so that there is no Closing Sale Price, then the Current Market Price of such Common Stock or other security will be valued using clause (a) of the definition of “Fair Market Value” below, as if it were an “asset” thereunder, and (b) that in the event that the Current Market Price is determined during a period following the announcement by the Corporation or other issuer of the applicable securities of (i) a dividend or distribution on such Common Stock or such other securities payable in shares of such Common Stock or securities convertible into shares of such Common Stock or securities, or (ii) any subdivision, combination or reclassification of such Common Stock or other securities, and prior to the expiration of the requisite 30 Trading Day period set forth above, then, and in each such case, the Current Market Price will be properly adjusted to take into account ex-dividend trading.
     “Debt/Interest” means an amount equal to the sum of net debt of the Corporation (defined as funded debt plus the average outstanding revolver balance pursuant to the Corporation’s five-year business plan net of cash as of the Original Issue Date) and the value of minority interests of the Corporation as of the Original Issue Date.
     “Distributable Market Equity Value Per Share” means a per share value equal to the 20-Trading Day volume weighted average sale price (rounded to the nearest 1/10,000) of the Common Stock on the Corporation’s Principal Exchange, as reported by Bloomberg Financial Markets (or such other source as the Corporation may reasonably determine) and determined using the 22 Trading Days beginning on and including the first Business Day after the Original Issue Date (disregarding the Trading Days during such period having the highest and lowest volume weighted average sale price (as so determined)); provided, however, that, as of immediately following the Conversion Price Determination Time, the Distributable Market Equity Value Per Share shall result in the holders of the Series A Preferred and the Series B Preferred owning, on an as-converted, fully diluted basis, no less than the Preferred Ownership Floor of the Fully Diluted Shares on account of the Preferred Stock, and no more than Preferred Ownership Ceiling of the Fully Diluted Shares on account of the Preferred Stock.
     “Dividend Payment Date” means the first day of March, June, September and December; provided, however, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date will be paid on the Business Day immediately following such Dividend Payment Date.
     “Dividend Periods” means the quarterly dividend periods commencing on and including the first day of March, June, September and December of each year and ending on and including the date before the next Dividend Payment Date of such year, respectively (other than the initial Dividend Period, which will commence on the Original Issue Date and end on and include the date before the first Dividend Payment Date after the Original Issue Date).

     “Dividend Record Date” means, with respect to a Dividend Payment Date, the close of business on the 15th calendar day prior thereto, or such other record date, not more than 60 days and not less than 10 days preceding the applicable Dividend Payment Date, as may be fixed by the Board.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Fair Market Value” means, with respect to any (a) asset, other than a security, the amount that a willing buyer would pay an unaffiliated willing seller in an arm’s-length transaction to acquire ownership of such asset, with neither being under any compulsion to buy or sell, and both having reasonable knowledge of all relevant facts and taking into account all relevant circumstances and information, including market treatment of similar businesses, historical operating results and projections for future periods, as determined in good faith by the Board, or (b) security, the Current Market Price thereof.
     “Floor/Ceiling Mechanism” means the Preferred Ownership Floor and the Preferred Ownership Ceiling, adjusted in accordance with the following chart to the extent the Debt/Interest is an amount other than $525 million in accordance with the following chart:

	Preferred		Preferred
	Ownership		Ownership
Debt/Interest	Ceiling	Debt/Interest	Floor
425	34.9%	425	31.0%
475	35.6%	475	31.5%
525	36.3%	525	32.0%
575	37.0%	575	32.5%
625	37.7%	625	33.1%
675	38.5%	675	33.7%
725	39.2%	725	34.3%
775	40.1%	775	34.9%
825	40.9%	825	35.6%
To the extent Debt/Interest either is less than $425 million or exceeds $825 million, the Preferred Ownership Ceiling and Preferred Ownership Floor will be adjusted ratably based on the chart above and the calculations therein.
     “Fully Diluted Shares” means a number of shares of Common Stock equal to the sum of (a) the number of shares of Common Stock issued and outstanding on the Issue Date plus (b) a number equal to the quotient of (i) the sum of (A) the aggregate Series A Liquidation Preference plus (B) the aggregate Series B Liquidation Preference divided by (ii) the Conversion Price.
     “Independent Director” means a director of the Corporation who qualifies as an “independent director” of the Corporation under (a) New York Stock Exchange (“NYSE”) Rule 303A(2), as such rule may be amended, supplemented or replaced from time to time (“303A(2)”), or (b) if the Corporation is listed or quoted on another securities exchange or quotation system that has an independence requirement, the comparable rule or regulation of such securities exchange or quotation system on which the Common Stock is listed or quoted (whether by final rule or otherwise). In addition, in order for a director designated by an Initial Series A Purchaser to be deemed to be an “Independent Director,” such director would also have to be considered an “independent director” of each of the Initial Series A Purchasers under 303A(2), assuming for this purpose that (i) such director were a director of the Initial Series A Purchaser (whether or not such director actually is or has been a director of the Initial Series A Purchaser) and (ii) the Initial Series A Purchasers are each deemed to be a NYSE listed company.
     “Initial Series A Purchasers” means Centerbridge, Centerbridge Capital Partners Strategic, L.P., a Delaware limited partnership, and Centerbridge Capital Partners SBS, L.P., a Delaware limited partnership, and any Permitted Transferee thereof, but only to the extent that such Permitted Transferee is a corporation or other organization, whether incorporated or unincorporated, of which any Initial Series A Purchaser directly or indirectly owns or controls 100% of the securities or other interests having by their terms ordinary voting power to elect the board of directors (or others performing similar functions) of such corporation or other organization.
     “Issue Date” means, with respect to a share of Series A Preferred or Series B Preferred, the date on which such share is issued and sold by the Corporation.
     “Liquidation Preference” means, as applicable, the Series A Liquidation Preference or the Series B Liquidation Preference.
     “Original Issue Date” means effective date of the Plan, which is the date of the original issuance of shares of Series A Preferred and Series B Preferred.
     “Permitted Transferee” means, with respect to any holder of Series A Preferred or Series B Preferred, an Affiliate of such holder that acknowledges the transfer restrictions set forth in Section 8 and agrees to be bound by any agreements to which such holder is a party with respect to its ownership of Series A Preferred or Series B Preferred, as applicable, to the same extent it would be bound if it were an original party thereto as evidenced by documentation satisfactory to the Corporation in its sole discretion.
     “Person” means any individual, firm, corporation, partnership, limited partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity, and will include a “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), as well as any successor (by merger or otherwise) of any such Person.
     “Plan” means the Third Amended Joint Plan of Reorganization of Debtors and Debtors in Possession filed by Dana Corporation and its debtor subsidiaries with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) on October 23, 2007, as modified, which joint plan was confirmed by an order of the Bankruptcy Court entered on December 26, 2007.
     “Preferred/Common Equity Value” means total enterprise value of the Corporation minus the Debt/Interest.

     “Preferred Equity Value” means an amount equal to (a) the sum of (i) the Series A Liquidation Preference multiplied by the number of shares of the Series A Preferred and (ii) the Series B Liquidation Preference multiplied by the number of shares of the Series B Preferred (b) divided by the Discount Factor.
     “Preferred Ownership Ceiling” means an amount equal to the Preferred Equity Value divided by the Preferred/Common Equity Value (assuming for this purpose that “total enterprise value” is $3.15 billion), which shall be 36.3% (assuming Debt/Interest equals $525 million), subject to the Floor/Ceiling Mechanism.
     “Preferred Ownership Floor” means an amount equal to the Preferred Equity Value divided by the Preferred/Common Equity Value (assuming for this purpose that “total enterprise value” is $3.5 billion), which shall be 32.0% (assuming Debt/Interest equals $525 million), subject to the Floor/Ceiling Mechanism.
     “Preferred Stock” means the Corporation’s authorized Preferred Stock, par value $0.01 per share.
     “Pro Rata Amounts” means, on the date of determination, with respect to any holder of Preferred Stock, the quotient obtained by dividing (a) the aggregate number of shares of Common Stock issuable upon conversion of the shares of Series A Preferred or Series B Preferred, as applicable, held by such holder on such date by (b) the aggregate number of shares of Common Stock Outstanding.
     “Required Holders” means holders of shares of Series A Preferred having a Liquidation Preference of at least 50% of the Series A Liquidation Preference of shares of Series A Preferred that are outstanding at such time.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Series A Liquidation Preference” means $100.00 per share, as adjusted from time to time for Series A Preferred stock splits, stock dividends, recapitalizations and the like.
     “Series B Liquidation Preference” means $100.00 per share, as adjusted from time to time for Series B Preferred stock splits, stock dividends, recapitalizations and the like.
     “Series A Nominating Committee” means a committee of the Board that consists of three directors, two of whom will be chosen by the Initial Series A Purchasers and one of whom will be chosen by the Board.
     “Shareholders Agreement” means the Shareholders Agreement among the Corporation and the Initial Series A Purchasers, as in effect from time to time.
     “set apart for payment” will be deemed to include, without any action by the Corporation other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to an authorization of dividends or other distribution by the Board, the allocation of funds or Capital Stock of the Corporation to be so paid on any series or class of Capital Stock of the Corporation.

     “Third Party” means a Person that is not (a) the Corporation or any of its subsidiaries or (b) an Affiliate of the Corporation or any of its subsidiaries.
     “Trading Day” means a day on which the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading is open for the transaction of business or, if the shares of the Common Stock are not listed or admitted to trading on any national securities exchange, a Business Day.
     “Transfer Agent” means the transfer agent or agents of the Corporation as may be designated by the Board or its designee as the transfer agent for the Series A Preferred and Series B Preferred.
     14. Amendment. No provision of this Certificate may be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of not less than a majority of the total voting power of all Voting Stock (on an as-converted basis).

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